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                                                                     Exhibit 4

                            COIN BILL VALIDATOR, INC.
                                425-B Oser Avenue
                            Hauppauge, New York 11788

                                                                    May 23, 1996

Mrs. Joan Vogel
Coin Bill Validator, Inc.
425-B Oser Avenue
Hauppauge, New York 11788

Dear Ms. Vogel:

          Reference is made to that certain Employment Agreement, dated January 23, 1996, by and between you and Coin Bill Validator, Inc. (the "Company").

          You and the Company hereby agree and acknowledge that such Employment Agreement shall terminate and no longer be of any force and effect in the event that and immediately upon both (i) the closing sale price of the common shares of the Company on the Nasdaq National Market equals or exceeds $10 for any 20 trading days commencing the date hereof, and (ii) Stephen Katz shall have acted as Chief Executive Officer throughout the period of time from the date hereof and ending on such 20th day (the "Termination"); PROVIDED, HOWEVER, that in no event shall the Termination occur prior to July 1, 1996. You shall resign as director of the Company not later than five business days following receipt of notice of the Termination.

          As of the date of such Termination neither you nor the Company shall have any obligation or liability to each other except for amounts accrued but not yet paid; PROVIDED, HOWEVER, the Company shall provide you with health insurance for the one year period commencing on the Termination.

          Kindly confirm our agreements below.

                               Very truly yours,

                                         COIN BILL VALIDATOR, INC.


                                         By: /S/ WILLIAM H. WOOD
                                            -----------------------
                             Name: William H. Wood
                                    Title:

AGREED:


           /S/ JOAN VOGEL
- - ----------------------------
           Joan Vogel